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                                                                      EXHIBIT 12


                            WASTE MANAGEMENT, INC.

                      Ratio of Earnings to Fixed Charges
                                  (Unaudited)

                      (millions of dollars, except ratio)


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


                                                            Six Months
                                                           Ended June 30
                                                           -------------

                                                         1996          1997
                                                         ----          ----
Income From Continuing Operations Before Income
  Taxes, Undistributed Earnings from Affiliated
  Companies and Minority Interest................        $714.6       $690.1

Interest Expense.................................         222.8        228.2

Capitalized Interest.............................         (34.7)       (29.9)

One-Third of Rents Payable in the Next Year......          26.9         24.4
                                                         ------       ------

Income From Continuing Operations Before Income
  Taxes, Undistributed Earnings from Affiliated
  Companies, Minority Interest, Interest and
  One-Third of Rents.............................        $929.6       $912.8
                                                         ======       ======

Interest Expense.................................        $222.8       $228.2

One-Third of Rents Payable in the Next Year......          26.9         24.4
                                                         ------       ------

Interest Expense plus One-Third of Rents.........        $249.7       $252.6
                                                         ======       ======

Ratio of Earnings to Fixed Charges...............     3.72 to 1    3.61 to 1

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